UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Westmoreland Coal Company
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	23-1128670 (I.R.S. Employer Identification No.)

9540 South Maroon Circle, Suite 300
Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Not Applicable	Not Applicable
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐
Securities act registration statement or Regulation A offering statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Form 8-A/A (Amendment No. 1) is being filed by Westmoreland Coal Company (the “Company”) to amend and supplement the disclosure in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 5, 2017 (including the exhibits thereto, the "Form 8-A"). Capitalized terms used without definition herein shall have the meaning set forth in the 382 Rights Agreement, dated as of September 5, 2017 (as amended, the “382 Rights Agreement”), between the Company and Broadridge Issuer Solutions, Inc., as rights agent.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On August 10, 2018, the Company entered into an amendment (the "Amendment") to the 382 Rights Agreement to modify the expiration date of the 382 Rights Agreement in the event that Shareholder Approval has not been obtained, from September 5, 2018, to March 5, 2019 (subject to earlier expiration as described in the 382 Rights Agreement).

A copy of the 382 Rights Agreement is filed as Exhibit 4.1 to this Amendment No. 1 to Form 8-A, and the 382 Rights Agreement is incorporated herein by reference. The foregoing summary of the terms of the Amendment to the 382 Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the amendment, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit 3.1
Certificate of Designations of Series A Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed on September 5, 2017).

Exhibit 4.1
382 Rights Agreement, dated as of September 5, 2017, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 5, 2017).

Exhibit 4.2	Amendment No. 1 to 382 Rights Agreement, dated as of August 10, 2018, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: August 16, 2018

WESTMORELAND COAL COMPANY

By:	/s/ Jennifer S. Grafton
Name:	Jennifer S. Grafton
Title:	Chief Legal Officer, Chief Administrative Officer and Secretary